SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (hereinafter “Agreement”) is entered into by and between John Scullion of        (hereinafter “Executive”) and LoyaltyOne, Inc., a Canadian corporation with its principal place of business at 438 University Ave. Suite 600, Toronto, Ontario M5G 2L1 Canada (individually “LoyaltyOne Canada”), Alliance Data Systems Corporation, a United States corporation with its principal place of business at 17655 Waterview Parkway, Dallas, Texas, and parent company to LoyaltyOne Canada (individually “ADSC”) together with their parents, affiliates and subsidiaries (hereinafter collectively “LoyaltyOne”).

WHEREAS, Executive has been continuously employed by LoyaltyOne Canada since 1993 in various capacities and under various corporate names; and

WHEREAS, included in the various capacities Executive has served is an expatriate assignment with ADSC (“Expatriate Assignment”) pursuant to a Secondment Agreement between LoyaltyOne Canada and ADSC, which assignment ended on February 25, 2009; and

WHEREAS, Executive received notice of his termination as required under Canadian law, and effective May 1, 2009 (“Termination Date”), Executive’s employment terminated, and all of Executive’s duties will cease; and

WHEREAS, Executive agrees to include ADSC in this Agreement to ensure all aspects of his relationship with ADSC arising from the Expatriate Assignment are addressed and resolved; and

WHEREAS, Executive and LoyaltyOne desire to compromise, settle and forever resolve and dispose of all differences and potential claims and controversies between them and to insure that certain post-employment Protective Covenants (defined below) are honored; and

WHEREAS, this Agreement shall become effective following the expiration of the Revocation Period (as defined below) (the “Effective Date”).

NOW, THEREFORE, in consideration of the foregoing promises and other good and sufficient consideration contained hereinafter, the parties agree as follows:

I. SEVERANCE PAYMENTS

Executive shall be paid an amount in severance that, in conjunction with the other benefits described in this Agreement, is intended to satisfy applicable statutory requirements as well as provide consideration for this Agreement. The Severance Payments described below collectively supersede any and all other entitlements under law or that may be described in any and all other agreements executed prior to this date between Executive and LoyaltyOne as it relates to an amount due and owing upon termination, including but not limited to statutory or common law notice and severance and any amount associated with post-termination restrictions.

A. Release Payment. Twenty (20) weeks of Executive’s current base salary in CDN dollars (less applicable taxes and withholdings) paid to Executive upon the later of the expiration of the Revocation Period referred to in Article III (F) or the Termination Date in consideration of the release and waiver of claims provided for in Article III and Executive’s agreement not to contest the Protective Covenants in Article IV (the “Release Payment”) and inclusive of statutory severance. Such payment will be payable in ten (10) bi-weekly installment payments on regular payroll dates commencing on the first payroll date after the expiration of the later of the Revocation Period or the Termination Date;

B. Protective Covenants Payment. Eighty-four (84) weeks of Executive’s current base salary in CDN dollars (less applicable taxes and withholdings) paid in consideration of the agreements and promises made by Executive in Article IV (the “Protective Covenants Payment”). Such payments will be payable in forty-two (42) bi-weekly installment payments on regular payroll dates commencing on the first payroll date after the Release Payment has been paid in full.

Collectively, the one hundred and four (104) week period comprised of the twenty (20) week period during which the Release Payment is made and the eighty-four (84) week period during which the Protective Covenants Payment is made are referred to herein as the “Severance Period”.

C. Additional Incentive Compensation. In further consideration for Executive entering into this Agreement, LoyaltyOne agrees to pay to Executive two (2) times Executive’s target incentive compensation equal to 125% of his 2008 base salary (the “Additional IC”). The Additional IC shall be paid bi-weekly in forty-two (42) bi-weekly installment payments on regular payroll dates commencing on the first payroll cycle after the Release Payment has been paid in full.

Executive agrees that if Executive is rehired in an officer role by LoyaltyOne prior to the expiration of the Severance Period or prior to the payment of any payment under Article I (B) and (C) hereunder being made to Executive, all payments scheduled to be paid to Executive under this Agreement under Article I (B) and (C) shall cease as of the rehire date. The Release Payments shall continue to be made regardless of the date of rehire, unless rehire occurs prior to the expiration of the Revocation Period.

II. BENEFITS

A. Payment of Wages and Paid Time Off. LoyaltyOne represents, and Executive agrees that as of the Effective Date, LoyaltyOne has paid to Executive in full all wages or other compensation, all accrued and unused vacation and all un-reimbursed business expenses for the period through and including the Termination Date. LoyaltyOne and Executive further agree that as of the Termination Date, Executive will not accrue any further vacation time or pay or other benefits for which Executive was eligible or previously entitled, except for those benefits expressly continued as set forth in this Agreement.

B. Continuation of Benefits. Commencing on the Termination Date, LoyaltyOne agrees to further continue Executive’s health insurance benefits through the end of the Severance Period or until he is re-employed in a full-time capacity with benefits comparable to those in which Executive participates as of the date hereof (“Health Insurance Benefit Continuation”). LoyaltyOne and Executive shall pay their respective share of the premiums for the health insurance coverage selected by, and in effect for, Executive as of February 25, 2009 during the Health Insurance Benefit Continuation period. After the expiration of the Health Insurance Benefit Continuation period, LoyaltyOne will no longer provide health insurance benefits, including executive benefits for Executive.

C. Taxes. Due to Executive’s Expatriate Assignment, for such tax years for which Executive is required to equalize tax responsibility between the United States and Canada arising from the Expatriate Assignment, ADSC and LoyaltyOne Canada agree to continue providing tax equalization services to Executive as previously agreed under the Secondment Agreement and the terms of Executive’s Expatriate Assignment with ADSC. Such services include providing tax preparation services with an accounting firm of ADSC’s choice for the purpose of equalizing Executive’s tax responsibility between the United States and Canada. Executive agrees to continue to abide by the tax equalization policy and procedure previously provided to him during his Expatriate Assignment. Executive agrees that any amount in tax that may be due to be paid by him as a result of the equalization process will be paid promptly to LoyaltyOne Canada, and that any delay in reimbursement of more than 30 days will allow LoyaltyOne Canada to deduct the amounts owed under the tax equalization policy from the next regular severance payment that is due to be paid to Executive, until such obligation is satisfied. Additionally, Executive agrees that all foreign tax credits that arise from the Expatriate Assignment and as a result of the tax equalization exercise will belong to ADSC for its use in addressing the United States portion of the tax requirement.

D. Equity.

1. Stock Options.

a. Vested. Executive acknowledges and agrees that Executive’s options to acquire shares of ADSC common stock (“Options”) which are or shall become vested on or prior to the Termination Date shall be exercisable until October 31, 2010.

b. Unvested. Executive acknowledges that any Options which have not vested as of the Termination Date but which will vest between the Termination Date and October 31, 2010 shall vest on the date such unvested Option is scheduled to vest during such period and be exercisable until October 31, 2010.

2. Time-Based Restricted Stock (“TBRS”) and Time-Based Restricted Stock Units (“TBRSU”). Executive acknowledges and agrees that the TBRS and TBRSU identified by Fidelity as RSU053YGC2 granted on 2/21/2007 and TBRSUCA08 granted on 4/28/2008 which are unvested as of the Termination Date shall continue to vest during the Severance Period.

3. Performance-Based Restricted Stock Units. Executive acknowledges and agrees that any performance-based restricted stock units for which performance restrictions have not been met as of the Termination Date shall be forfeited.

E. Special Retention Award. Alliance Data agrees that the 6,698 restricted stock units of the Special Retention Award identified by Fidelity as RSU07PBSA granted on 2/21/07 and outstanding as of the Termination Date will vest on February 21, 2010. However, Executive acknowledges and agrees that the cash portion of the Special Retention Award in the amount of $431,250.00 scheduled to be paid on February 13, 2010, shall be forfeited.

F. Stock Transactions. Executive acknowledges and agrees that because of his status as a Section 16 officer of ADSC, he is required for a period of six (6) months after he was no longer deemed to be a Section 16 officer to file Securities and Exchange Commission (“SEC”) Forms 4 and 5 to report stock transactions related to ADSC, including, but not limited to, sales and purchases of ADSC common stock and derivative securities, and the exercise of employee stock options (“Stock Transactions”). Therefore, to enable timely filing of these forms with the SEC, which ADSC does on Executive’s behalf, and also to enable ADSC to prepare and make other disclosures to the SEC related to Executive’s Stock Transactions, for a period of fourteen (14) months from March 1, 2009, which is the date Executive was no longer deemed to be a Section 16 officer, Executive agrees to report any such Stock Transaction made by him to Alan M. Utay, ADSC’s General Counsel, as soon as possible, but no later than 12:00 Noon Central Time on the day following the day such Stock Transaction is executed, or provide a legal opinion that such Stock Transaction is not a reportable event requiring the filing of a Form 4 or 5 or other disclosure. Executive agrees to execute and forward to ADSC the No Filing Due Statement attached hereto as Exhibit B, or to provide to ADSC all necessary details to file a Form 5, for receipt no later than January 11, 2010.

G. Termination of Other Agreements. The parties agree that as of the Termination Date, the Change in Control Severance Protection Agreement entered into by and between ADS Alliance Data Systems, Inc. (“Alliance Data”) and Executive on September 25, 2003, as amended by the Joint Amendment to Agreements Providing for Compensation or Benefits upon Involuntary Severance from Employment (as amended, the “Change in Control Agreement”) and the Offer Letter Dated September 7, 1993 as amended by the Joint Amendment to Agreements Providing for Compensation or Benefits upon Involuntary Severance from Employment, shall terminate and be of no further force and effect (together with the Change in Control Agreement, the “Executive Agreements”).

III. COVENANT NOT TO SUE AND RELEASE OF CLAIMS

A. Covenant Not to Sue. Executive agrees not to file any charges, claims, suits, or complaints against LoyaltyOne with any federal, state, provincial or local governmental agency, or in any court of law, with respect to any aspect of his Expatriate Assignment with ADSC, and his employment with, or separation of employment from, LoyaltyOne, with respect to any matters whatsoever, which occurred prior to or on the Termination Date, whether known or unknown to Executive at the time of execution of this Agreement, with the exceptions of: (a) any claims the law precludes him from waiving by agreement, including an action challenging the validity of Executive’s release of claims under the Age Discrimination in Employment Act, 29 U.S.C. §621, et seq. (“ADEA”); (b) any claim that LoyaltyOne breached its commitments under this Agreement; (c) any claims with respect to any vested right Executive may have under any employee pension or welfare benefit plan of LoyaltyOne, or (d) any rights Executive has to indemnification under the bylaws or articles of LoyaltyOne existing as of the Effective Date or by contract. Items (b), (c), and (d) immediately above shall be excepted from the release in Article III (B) below.

B. Release of Claims. Executive acquits, releases and forever discharges ADSC, LoyaltyOne Canada, and its predecessors, successors, parent entities, subsidiaries, affiliates, or related companies, its and their attorneys, officers, directors, employees, former employees, agents, insurers, and assigns (collectively the “Released Parties”), jointly and severally, from all, and in all manner of, actions and causes of action, suits, debts, claims and demands whatsoever, in law or in equity, which he ever had, may now have or may hereafter have with respect to any aspect of his Expatriate Assignment with ADSC, and his employment with, or separation of employment from, LoyaltyOne Canada, and with respect to any other matter whatsoever. This release includes, but is not limited to, claims relating to or arising out of the Sarbanes-Oxley Act; any claims alleging retaliation and/or whistleblower claims; any and all claims relative to agreements to sponsor for immigrant or non-immigrant positions; any claims for unpaid or withheld wages, the Executive Agreements, severance pay, benefits, incentive compensation, stock options, restricted stock units, restricted stock awards, special awards, commissions and/or other compensation of any kind; or any other claim, regardless of the forum in which it might be brought, if any, which Executive has, might have, or might claim to have against the Released Parties, or any of them individually, for any and all injuries, harm, damages, penalties, costs, losses, expenses, attorneys’ fees, and/or liability or other detriment, if any, whenever incurred, or suffered by Executive as a result of any and all acts, omissions, or events by the Released Parties, collectively or individually, through the date Executive executes this Agreement. It is expressly agreed and understood by Executive that this Agreement and General Release includes, without limitation, any and all claims, actions, demands, and causes of action, if any, arising from or in any way connected with the Expatriate Assignment with ADSC, and the employment relationship between Executive and LoyaltyOne Canada and the termination thereof, including any claim of discrimination, retaliation, harassment, failure to accommodate, wrongful termination, breach of contract, negligence, libel, slander, wrongful discharge, promissory estoppel, tortious conduct, bonus claims of any nature and kind whatsoever, any vacation pay entitlement claims, and demands for damages, including any disability claims, loss of benefit claims, indemnity, costs, interest, loss or injury of every nature and kind whatsoever and howsoever arising, and/or any claims that this Agreement was procured by fraud or signed under duress or coercion so as to make the Agreement not binding, including all claims that were or could have been brought by Executive. Furthermore, Executive asserts that he has been paid all wages as required by law; he does not have a workplace injury or workers compensation claim pending and has not suffered any injury that could be the basis for such claim; and he has been given the required amount of notice under Ontario law prior to his being terminated.

C. Laws Included in Release. Executive agrees that, subject to the exceptions set forth in Article III (A) of this Agreement, his covenants and releases, as set forth in this Agreement, include a waiver of any and all rights or remedies which he ever had, may now have, or may hereafter have against LoyaltyOne, in tort or in contract, or under any present or future federal, province, local or other statute or law, including, but not limited to, the following Canadian laws: the statutory and common law of Ontario, Canada; the Ontario Employment Standards Act; Human Rights Code; Labor Relations Act; and any successor legislation. The Executive further confirms that he has considered whether he has any possible claim against LoyaltyOne in respect of the Ontario Human Rights Code, and confirms that he either has no such claim or that this Agreement expressly compensates him for any such claim and that he will seek no further right or remedy in respect of any possible claim. In addition, Executive agrees that, subject to the exceptions set forth in Article III (A) of this Agreement, his covenants and releases, as set forth in this Agreement, include a waiver of any and all rights or remedies which he ever had, may now have, or may hereafter have against LoyaltyOne, in tort or in contract, or under any present or future federal, state, local or other statute or law, including, but not limited to, the following United States and State of Texas laws: statutory or common laws of the State of Texas, or any political subdivision of the State of Texas; the Texas and United States Constitutions; the Texas Payday Law; the Texas Commission on Human Rights Act; the National Labor Relations Act, 29 U.S.C. §151, et seq.; Title VII of the 1964 Civil Rights Act, 42 U.S.C. §2000e, et seq.; the 1866 Civil Rights Act, 42 U.S.C. §1981; the Civil Rights Act of 1991, P.L. 102-166; the Americans With Disabilities Act, 42 U.S.C. §12101, et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. §553, et seq.; the Fair Labor Standards Act of 1938, 29 U.S.C. §201, et seq.; the Family & Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the ADEA and the Older Workers Benefit Protection Act, 29 U.S.C. §621, et seq., 29 U.S.C. §621, et seq.; the Equal Pay Act, 29 U.S.C. §206(d); the Employee Retirement Income Security Act of 1974, 29 U.S.C., §1001, et seq.; Texas’s Workers’ Compensation Law; the Immigration Reform Control Act; the Occupational Safety and Health Act; the Worker Adjustment and Retraining Notification Act; the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §1161, et seq.; any and all Texas common law claims, including, but not limited to, any violation of Texas public policy, invasion of privacy, breach of contract and promissory estoppel.

D. Waiver of Unknown Claims. Executive intends that this Agreement shall bar each and every claim, demand and cause of action hereinabove specified, whether known or unknown to him at the time of execution of this Agreement. As a result, Executive acknowledges that he might, in the future, discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matters of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected the terms of this Agreement. Nevertheless, Executive hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.

E. Adequacy of Consideration. The parties individually and collectively agree that the covenants and promises made in Article III of this Agreement are in consideration of the Release Payment and other promises made hereunder by all parties, and that, but for the execution of this Agreement, no party would be entitled to the amounts and promises provided for herein.

F. ADEA Release. Executive hereby acknowledges that Executive is knowingly and voluntarily entering into this Agreement with the purpose of waiving and releasing any claims under the ADEA (a law which prohibits discrimination on the basis of age) as applicable to his Expatriate Assignment relationship with ADSC, and as such, Executive acknowledges and agrees that:

(1)	this Agreement is worded in an understandable way and he has read and fully understands its terms;

(2)	any rights or claims arising under the ADEA are waived;

(3)	claims under the ADEA that may arise after this Agreement is executed are not waived;

(4)	the rights and claims waived in this Agreement are in exchange for additional consideration over and above anything to which Executive was already undisputedly entitled;

(5)	Executive has been advised in writing by LoyaltyOne to consult with an attorney prior to executing this Agreement;

(6)	Executive acknowledges that he has been given a twenty-one-day (21-day) period of time from the date of receipt of this Agreement to consider all of the provisions of this Agreement, and he does knowingly and voluntarily waive said given 21-day period;

(7)	Any changes made to this Agreement, whether material or immaterial, will not restart the running of this twenty-one-day (21-day) period;

(8)	Executive may revoke this waiver and release of any ADEA (age discrimination) claims covered by this Agreement within seven days from the date this Agreement is executed (such seven-day period, the “Revocation Period”)

(9)	This Agreement shall not become effective until the Revocation Period has passed and Executive shall not have revoked his waiver and release of any ADEA claim during the Revocation Period. If Executive revokes this Agreement, Executive will be deemed not to have accepted the terms of this Agreement and LoyaltyOne will have no obligations hereunder; and

(10)	Nothing in this Agreement shall be construed as a limitation on the right of Executive to participate in any investigation by the Equal Employment Opportunity Commission into any charge that ADEA has been violated, including a charge filed by Executive.

IV. PROTECTIVE COVENANTS

A. Restrictive Covenants. Notwithstanding any other provision contained in this Agreement, Executive acknowledges and agrees that he shall continue to be bound by the post-employment restrictions in the Employee Confidentiality and Non-Competition Agreement (“Confidentiality Agreement”) which are incorporated herein by reference, with the understanding that Executive’s termination of employment will, for purposes of the Confidentiality Agreement, be considered the type of termination event that maximizes the applicable length of time for each restriction such that the applicable restrictions shall be as follows:

1. Non-Compete. For a period of twenty-four (24) calendar months from the Termination Date, the Executive shall not, within the United States, Canada and the Province(s) in which the Executive carries on or has carried on employment duties to LoyaltyOne, directly or indirectly, either alone or in conjunction with another person, in any manner, own, manage, operate, control, be employed by, perform services for, consult with, solicit business for, participate in, do business with or otherwise be connected with the ownership, management, operation or control of any business that is materially similar to or competitive with those businesses as defined as "Company’s Business” in the Confidentiality Agreement; and

2. Non-Solicitation. For a period of twenty-four (24) calendar months following the Termination Date, Executive shall not, directly or indirectly, alone or in conjunction with another person in any manner:

a. solicit or encourage any officer or employee of LoyaltyOne to leave the employment of LoyaltyOne or to otherwise interfere with a subsisting relationship with or commitment to LoyaltyOne;

b. hire any officer or employee who has left the employment of LoyaltyOne within six (6) months of the termination of such officer’s or associate’s employment with LoyaltyOne;

c. solicit or encourage any independent contractors, suppliers or referral sources performing services for LoyaltyOne to cease or modify such performances or to otherwise harm their relationship with or commitment to LoyaltyOne; or

d. solicit, induce or attempt to induce any past, current or prospective customer, collector, sponsor or supplier of LoyaltyOne to cease doing business in whole or in part with LoyaltyOne or do business with any other person, firm, partnership, corporation or other entity which performs or may perform services materially similar to or competitive with those provided by LoyaltyOne.

B. Non-Disparagement. Executive agrees that from and after the Effective Date, Executive will not make or publish any statement, written or oral, disparaging the reputation of LoyaltyOne, any of its present or future employees, officers, shareholders, subsidiaries or affiliates, or any of LoyaltyOne’s respective businesses or products. Executive further agrees not to initiate or respond to press inquiries about Executive’s separation from LoyaltyOne without the prior agreement of LoyaltyOne.

C. Protection of Confidential Information and Intellectual Property. Executive agrees to fully comply with the obligations of the Confidentiality Agreement (Paragraphs 1-4).

D. Cooperation. Executive agrees that from and after the date hereof he will make himself available to assist LoyaltyOne as reasonably requested, taking into account Executive’s other professional obligations, regarding prior business arrangements or pending litigation or litigation which may arise in the future concerning matters about which he has or had personal knowledge or which were within the purview of his responsibilities.  Executive agrees to assist in the prosecution or defense of such claims involving LoyaltyOne, or any of its subsidiaries or affiliates, or any of their officers, directors, employees, or agents, whether or not such claims involve litigation.  This assistance may include but is not limited to participation in interviews, development of factual matters and the giving of documentation and/or testimony, whether by oral testimony, affidavit, at trial or otherwise.

E. No Contest. In consideration for the Release Payment, Executive waives and releases any claim that the covenants in Article IV(A), (B), (C), and (D) (the "Protective Covenants") are unenforceable as written and agrees not to sue, cause or permit another person to sue for his benefit, or otherwise pursue a claim that the Protective Covenants are not enforceable as written. The post-employment restrictions in the Confidentiality Agreement and the Long Term Incentive Plans (“LTI Plans”) applicable to Executive shall survive any revocation of this Agreement by Executive. Notwithstanding anything herein to the contrary, this Agreement shall be read so as to supplement the Confidentiality Agreement and LTI Plans and not to replace or eliminate them.

F. Injunctive Relief. Executive agrees that a violation of the Protective Covenants would cause irreparable harm to LoyaltyOne that cannot be fully and effectively remedied through monetary damages or compensation. Therefore, Executive agrees that in addition to, and not in lieu of, any damages which LoyaltyOne may be entitled to as a legal remedy, LoyaltyOne shall also be entitled to such injunctive relief (temporary, preliminary, permanent or otherwise) as is needed to prevent further violations of this Agreement and to return the parties to the status quo prior to such violation where possible, and LoyaltyOne shall be entitled to specific enforcement of this Agreement. Executive further agrees that LoyaltyOne’s recoverable remedies for a violation of Article IV of this Agreement shall include attorneys’ fees, court costs and expenses incurred by LoyaltyOne in the enforcement of this Article.

G. Cessation of Payments. In the event that Executive materially breaches one or more of the covenants set forth in Article IV, as reasonably determined by LoyaltyOne, then LoyaltyOne shall have the right to cease making the Protective Covenants Payments provided for herein and shall have no further obligations to Executive under this Agreement. Cessation of payments pursuant to this provision shall not cause any of Executive’s obligations under this Agreement, the LTIP Plans or the Confidentiality Agreement to end.

H. Return of Payments. Executive’s agreement to comply with all of the Protective Covenants and agreement to waive any contest to the enforceability of the Protective Covenants as written, and LoyaltyOne’s agreement to make Protective Covenant Payments to Executive are mutually dependent obligations. Accordingly, in the event that any portion of the Protective Covenants deemed material by LoyaltyOne is challenged by Executive and found to be unenforceable, then Executive shall, at the election of LoyaltyOne, be required to immediately return all of the Protective Covenant Payments to LoyaltyOne (less any taxes paid thereon by Executive).

V. MISCELLANEOUS

A. No Assignment. Executive hereby represents and warrants that Executive has not assigned or otherwise transferred to any other person or entity any interest in any claim, demand, action and/or cause of action Executive has, or may have, or may claim to have against any Released Party. Executive agrees to indemnify and hold harmless all of the Released Parties from any and all injuries, harm, damages, costs, losses, expenses and/or liability, including reasonable attorneys’ fees and court costs, incurred as a result of any claims or demands which may hereafter be asserted against any such Released Parties by, through, or by virtue of an assignment or other transfer by Executive.

B. No Right to Re-Employment. Executive acknowledges and agrees that by signing this Agreement, Executive is hereby releasing and forever waiving any right to re-employment or reinstatement with LoyaltyOne in any capacity; although nothing herein shall prevent LoyaltyOne from re-employing Executive should LoyaltyOne, in its own discretion, decide to re-employ Executive.

C. No Admission of Liability. This Agreement, the offer of this Agreement and compliance with this Agreement shall not constitute or be construed as an admission by the Released Parties, or any of them individually, of any wrongdoing or liability of any kind or an admission by any party (Executive or Released Parties). This Agreement shall not be admissible in any judicial, administrative or other proceeding or cause of action as an admission of liability or for any purpose other than to enforce the terms of this Agreement.

D. Terms of Agreement Confidential. Except as provided below, unless otherwise authorized in writing by LoyaltyOne, Executive may not disclose the fact that the parties have entered into this Agreement or any of the information contained herein. Notwithstanding the foregoing, Executive may make such disclosure to Executive’s spouse, attorneys and tax advisors (the “Authorized Parties”), provided that Executive advises the Authorized Parties of the restrictions of this section and obtains the agreement of the Authorized Parties to the terms of same. This Agreement is not intended to prohibit or interfere with Executive’s ability to respond to or cooperate with any governmental agency request or subpoena or court order. However, in the event Executive receives such a subpoena or order, Executive agrees to provide such notice of the subpoena or order within five (5) days of Executive’s receipt of such subpoena or order to the attention of General Counsel, LoyaltyOne at 438 University Ave. Suite 600, Toronto, Ontario M5G 2L1 Canada. In addition, during the Severance Period, prior to accepting any new position of employment or agreeing to perform services for a person or entity that competes with LoyaltyOne, Executive shall provide the prospective employer with a copy of the Confidentiality Agreement and Article IV of this Agreement.

E. Contractual Agreement; Governing Law. The parties agree that the terms of this Agreement are contractual in nature and not merely recitals and shall be governed and construed in accordance with the laws The parties agree that the terms of this Agreement are contractual in nature and not merely recitals and shall be governed and construed, as applicable, in accordance with the laws of the Province of Ontario, Canada. The parties further agree that should any part of this Agreement be declared or determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, the parties intend the legality, validity and enforceability of the remaining parts shall not be affected thereby, and the said illegal, invalid or unenforceable part shall be deemed not to be part of this Agreement. The venue to decide any disputes arising under this Agreement shall be in the Province of Ontario, Canada, and Executive waives any and all objections to the exercise of jurisdiction over him by such courts.

F. Successors. This Agreement shall be binding upon and the benefits shall inure to Executive and Executive’s heirs, and to LoyaltyOne, Alliance Data, ADSC, and their respective successors and assigns.

G. Waivers. No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by the party to this Agreement against whom such waiver is sought to be enforced. The waiver by any party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party, nor shall any waiver operate or be construed as a rescission of this Agreement.

H. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, and addressed as follows:

If to LoyaltyOne:
LoyaltyOne, Inc.
438 University Ave. Suite 600
Toronto, Ontario M5G 2L1
Canada
Attn: General Counsel

If to ADSC:

Alliance Data Systems Corporation
17655 Waterview Parkway
Dallas, Texas 75252
Attn: Legal Department, HR Counsel

If to Executive: at the address set forth below Executive’s signature on the signature page hereto, with a copy to:

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

I. Entire Agreement. Executive agrees that in executing this Agreement, Executive does not rely and has not relied on any document, representation or statement, whether written or oral, other than those specifically set forth in this Agreement and in any applicable LoyaltyOne benefit plans. Except where otherwise expressly provided for herein and in such benefit plans, the parties agree that this Agreement and any attachments, schedules, or exhibits hereto constitute the entire agreement between Executive and LoyaltyOne, supersede any and all prior agreements or understandings, written or oral, pertaining to the subject matter of this Agreement, and contain all the covenants and agreements in any manner whatsoever between the parties with respect to such matters. No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist. This Agreement cannot be changed or terminated orally, but may be changed only through written addendum executed by both parties.

J. Mutual Drafting. The wording in this Agreement was reviewed and accepted by both parties after reasonable time to review with legal counsel, and neither party shall be entitled to have any wording of this Agreement construed against the other party as the drafter of the Agreement in the event of any dispute in connection with this Agreement.

K. Return of LoyaltyOne Property. Executive represents and agrees that on or before the Termination Date, Executive will return to LoyaltyOne all LoyaltyOne property within Executive’s possession or control, including, but not limited to, beepers, cellular telephones, keys, access cards, computers and peripheral equipment, software, automobiles, equipment, customer lists, forms, plans, documents, and other written and computer material, and copies of the same, belonging to LoyaltyOne, or any of their customers, and Executive will not at any time copy or reproduce the same.

L. Understanding of Agreement. Executive declares that the terms of this Agreement have been completely read, are fully understood, and are voluntarily accepted, after complete consideration of all facts and Executive’s legal rights, of which Executive has been fully advised by Executive’s attorneys for the purpose of making a full and final compromise, adjustment and settlement of any and all claims, disputed or otherwise, that Executive may have against the Released Parties.

M. Taxes. Subject to Article II(C), Executive shall be responsible for the payment of any and all required federal, state, provincial, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable, or benefits provided, to Executive under this Agreement. Notwithstanding any other provision herein contained, LoyaltyOne may withhold from amounts payable under this Agreement all federal, state, provincial, local and foreign taxes that are required to be withheld by applicable laws and regulations with respect to any amounts payable, or benefits provided to, Executive under this Agreement and report on any applicable federal, state, provincial, local or foreign tax reporting form any income to Executive determined by LoyaltyOne as resulting from such amounts payable or benefits provided hereunder.

N. Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy of such party’s executed counterpart of this Agreement shall be deemed to be an executed original thereof.

O. Outplacement Reimbursement. LoyaltyOne agrees that, no later than thirty (30) days following LoyaltyOne’s receipt of documentation thereof, LoyaltyOne will reimburse Executive an amount not to exceed $25,000.00 for procuring outplacement assistance, if any.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of March 24, 2009, as follows:

John Scullion

/s/ John Scullion
Executive Signature

Address

City, State, Zip

Date: March 24, 2009

LoyaltyOne, Inc.

By: /s/ Bryan A. Pearson
Its: Executive Vice President and
President, Loyalty Services

Alliance Data Systems Corporation

By: /s/ Dwayne H. Tucker
Its: Executive Vice President, Human Resources

EXHIBIT A

[ATTACH COPY OF EMPLOYEE CONFIDENTIALITY AND NON-COMPETITION AGREEMENT]

EMPLOYEE CONFIDENTIALITY and NON-COMPETITION AGREEMENT

THIS AGREEMENT is made and entered into as of this 18th day of September, 2000

BETWEEN:

LOYALTY MANAGEMENT GROUP CANADA INC.
Suite 200, 4110 Yonge Street
Toronto, Ontario MSR 1S9
(“LMGC”)

AND

JOHN SCULLION

(“Employee”)

WHEREAS LMGC carries on the business of developing, marketing, implementing and maintaining the AIR MILES® Reward Program which rewards the consumers for the purchase, lease, trial and/or continued use of the goods and services of participating sponsors by arranging for consumers to obtain AIR MILES reward miles and to redeem reward miles for air travel, merchandise and services; providing customer relationship management programs, employee motivation programs and frequent buyer reward programs; providing database marketing services and electronic marketing services used by online and offline advertisers to promote their products and services; providing travel services; and the sale online and offline to consumers and businesses of travel services, books, floral products and other merchandise and services (collectively the “Company’s Business”); and

WHEREAS LMGC possesses certain confidential and/or proprietary information relating to the Company’s Business; and

WHEREAS Employee is employed by LMGC in the Company’s Business and has and will become aware of certain confidential and/or proprietary information relating to the Company’s Business in the course of such employment; and;

WHEREAS in connection with the employment of Employee by LMGC and in consideration of the grant pursuant to an agreement of even date herewith to Employee of incentive stock options to purchase shares of common stock of Alliance Data Systems Corporation pursuant to the Amended and Restated Alliance Data Systems Corporation and its Subsidiaries Stock Option and Restricted Stock Plan, LMGC has requested Employee to preserve certain confidential and/or proprietary information relating to the Company’s Business, to refrain from soliciting employees of LMGC and its Affiliates and not to compete with LMGC or its Affiliates for the periods of time specified herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, LMGC and Employee hereby agree as follows:

1. Interpretation.

In this agreement, the phrase “Confidential Information” means all information, and all documents and other tangible items which record information, whether on paper or in electronic or other storage form, in computer readable format or otherwise, relating to the Company’s Business and/or to the business of any of its Affiliates, including, but without limitation, all data of any kind whatsoever; know-how; experience; expertise; business plans; ways of doing business; business results or prospects; financial books, data and plans; pricing; supplier information and agreements; investor or lender data and information; business processes (whether or not the subject of a patent), computer software and specifications therefore; leases; and any and all agreements entered into by LMGC or its Affiliates and any information contained therein; database mining and marketing; customer relationship management programs; any technical, operating, design, economic, client, customer, consultant, consumer or collector related data and information, marketing strategies or initiatives and plans which at the time or times concerned is either capable of protection as a trade secret or is considered by LMGC or its Affiliates to be of a confidential nature and is supplied to or obtained by Employee whether in the form of specifications, written or electronic data, drawings, or disclosed orally. “Affiliate(s)” of LMGC means any entity that directly or indirectly controls, is controlled by, or is under direct or indirect common control with, LMGC.

2. Employee’s Obligations.

Employee shall:

(a) hold in confidence all Confidential Information and not reveal any Confidential Information to any person without the prior written approval of a senior officer of LMGC;

(b) use the Confidential Information only in connection with the Company’s Business and not for any other purposes;

(c) keep all Confidential Information secret and confidential and to that end, without limiting the generality of the foregoing, diligently protect all Confidential Information against loss, and prevent unauthorized use or reproduction thereof; and

(d) if requested by LMGC, destroy or return to LMGC all Confidential Information, all copies (including backup copies), reproductions, reprints and translations thereof, whether written, electronic or otherwise, in the possession of, or under the control of, the Employee.

3. Exceptions.

The provisions of Section 2 shall not apply to:

(a) Confidential Information which is or becomes generally available to the public other than as a result of a disclosure by Employee; or

(b) Confidential Information which was available to Employee on a non-confidential basis prior to the date hereof from a person other than LMGC or its Affiliates who was not, to the knowledge of Employee, otherwise bound by confidentiality obligations to LMGC and was not otherwise prohibited from transmitting the information to Employee; or

(c) Confidential Information which becomes available to Employee on a non-confidential basis from a person other than LMGC or its Affiliates who is not, to the knowledge of Employee, otherwise bound by confidentiality obligations to LMGC and is not otherwise prohibited from transmitting the information to Employee; or

(d) Confidential Information which the Employee is required by law to disclose, in which case, Employee will provide LMGC with notice of such obligation immediately to allow LMGC to seek such intervention as it may deem appropriate to prevent such disclosure including and not limited to initiating injunctions or similar proceedings.

4. Inventions/Intellectual Property.

(a) Employee acknowledges and agrees that LMGC and/or its Affiliates are the sole owner of the Confidential Information and all patents, trademarks, service marks and copyrights and any and all intellectual property rights based in any way upon the Confidential Information. Employee acknowledges that nothing herein is intended to give Employee any rights to, ownership interest in, or license with respect to, any of the Confidential Information or any patent or trademark related to the Confidential Information.

(b) Employee hereby assigns to LMGC, for no additional consideration and free from any obligation of LMGC to Employee, all right, title and interest, including copyright, Employee may have as a result of any work Employee performs during the term of Employee’s employment with LMGC. Employee waives any moral rights which Employee may have in and to such work.

5. Non-Competition.

(a) During the term of Employee’s employment with LMGC and for a period of 24 consecutive months immediately following the effective date of termination of the Employee’s employment with LMGC, or if 24 months is found by a court of competent jurisdiction not to be reasonable, then 12 consecutive months, regardless of the circumstances in which the employment has ended, Employee shall not, directly or indirectly, either alone or in conjunction with another person, in any manner, own, manage, operate, control, be employed by, perform services for, consult with, solicit business for, participate in, do business with or otherwise be connected with the ownership, management, operation or control of any business within (i) Canada and (ii) the Province(s) in which the Employee carries on employment duties to LMGC, that is materially similar to or competitive with the AIR MILES® Reward Program (including, without limitation, the following frequency and award redemption programs: Club Z, Petro Points, Canadian Tire Options, Royal Classic II, Royal Avion, Aeroplan, Loblaw’s, Esso Extra, Equity Club, Shopper’s Optimum, ClickRewards, MyPoints, and WebMiles), provided that the geographic scope of the aforesaid covenant shall be that provided for in subparagraph (i) above unless a court of competent jurisdiction determines that the aforesaid covenant given such scope and time is unenforceable, in which case the scope shall be that set forth in subparagraph (ii) above.

(b) Employee and LMGC recognize the possibility that there might be some limited ways, which the parties do not now contemplate, through which Employee might be able to participate in a competitor, and which shall pose no risk of harm to the interests of LMGC or its Affiliates. If, prior to beginning any such relationship with a competitor, Employee makes a full disclosure to LMGC of the nature of Employee’s proposed participation, LMGC agrees to evaluate whether it will suffer any risk of harm to its interests, and will notify Employee if it has any objections to Employee’s proposed participation. LMGC’s determination in this regard shall be final and not subject to review. If Employee fails to make such prior disclosure, it shall be conclusively presumed that Employee’s participation in a competitor will cause harm to the interests of LMGC.

6. Actions Contrary to Interests of LMGC.

During the term of Employee’s employment with LMGC and for a period of one year immediately following the effective date of termination of the Employee’s employment with LMGC, regardless of the circumstances in which the employment has ended, Employee shall not, directly or indirectly, alone or in conjunction with another person in any manner:

(a) solicit or encourage any officer or employee of LMGC or its Affiliates to leave the employment of LMGC or its Affiliates or otherwise interfere with a subsisting relationship with or commitment to LMGC or its Affiliates, as the case may be;

(b) hire any officer or employee who has left the employment of LMGC or its Affiliates within six months of the termination of such officer’s or employee’s employment with LMGC or its Affiliates, as the case may be;

(c) solicit or encourage any independent contractors, suppliers or referral sources performing services for LMGC or its Affiliates to cease or modify such performances or to otherwise harm their relationships with or commitment to LMGC or its Affiliates, as the case may be; or

(d) solicit, induce or attempt to induce any past, current or prospective customer, Collector, sponsor or supplier of LMGC or its Affiliates (i) to cease doing business in whole or in part with LMGC or its Affiliates, as the case may be; or (ii) to do business with any other person, firm, partnership, corporation or other entity which performs or may perform services materially similar to or competitive with those provided by LMGC or its Affiliates.

7. Incentive Stock Options.

Employee acknowledges the grant pursuant to an agreement of even date herewith to Employee of incentive stock options to purchase shares of common stock of Alliance Data Systems Corporation pursuant to the Amended and Restated Alliance Data Systems Corporation and its Subsidiaries Stock Option and Restricted Stock Plan.

8. LMGC Property.
(a) All memoranda, notes, lists, records, e-mails and other documents (and all copies and translations thereof) made or compiled by the Employee or made available to the Employee concerning the Company’s Business, LMGC or any of its Affiliates shall be the property of LMGC and shall be delivered to LMGC at any time upon request. All such property and all Confidential information in written or other recorded form which is in the Employee’s possession or control shall be delivered to LMGC immediately upon the cessation of the Employee’s employment.

(b) Employee agrees to return to LMGC all documents, materials, computer hardware and software, supplies, calling or credit cards, keys, passes, and any other property or data that is the property of LMGC or was used in the course of Employee’s employment with LMGC at any time upon request by LMGC. The return of such items shall be made at or before the time of termination or, if that is not possible, as soon thereafter as is possible.

9. Injunctive Relief.

Each party acknowledges that the provisions of this Agreement are only such as are reasonably necessary for the protection of LMGC’s rights in respect of the Confidential Information. Employee agrees that damages alone would not be an adequate remedy for the irreparable harm to LMGC and the Company’s Business that would result from violation of any of the provisions hereof, that LMGC shall be entitled to specific performance and/or similar equitable remedy in respect of by any such violation or any threatened violation of such provisions (and Employee hereby consent to the granting of such relief to enforce the provisions hereof) and that LMGC may enforce its rights under this Agreement by bringing suit for injunctive relief or specific performance without payment of bond or security in connection therewith.

10. General.

(a) Independent Legal Advice. Employee acknowledges that Employee has had an opportunity to obtain independent legal advice with respect to this Agreement.

(b) Entire Agreement. This is the entire agreement between the parties with respect to the use of the Confidential Information and the subject matter hereof, and this Agreement supercedes all previous written and oral agreements, representations and warranties. This Agreement may not be amended except by the written agreement of the parties hereto. Any failure by any party to exercise its rights or remedies hereunder or any delay by such party in the exercise of any of its rights and remedies hereunder shall not, to the extent permitted by law, operate as a waiver or variation of such or any other right or remedy hereunder. The recitals on the first page of this Agreement are acknowledged by the parties to form an integral part hereof.

(c) Severability. Each covenant by Employee contained herein shall be independent and severable from the others, and in the event that any provision of in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected thereby.

(d) Assignment. Employee may not assign this Agreement or any of Employee’s rights or obligations hereunder.

(e) Enurement. This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors, permitted assigns, heirs, and personal representatives.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the province of Ontario and the parties attorn to the non-exclusive jurisdiction of the courts of the province of Ontario to resolve any dispute which may arise between them concerning this Agreement and the subject matter hereof, without prejudice to LMGC’s right to commence any action against Employee in any other applicable jurisdiction.

(g) Language of Agreement. The parties acknowledge having consented that the present Agreement and all documents, notices and judicial proceedings entered into, given or instituted pursuant hereto, or relating directly or indirectly pursuant hereto, be in the English language. Les parties reconnaissent avoir convenue que la présente convention ainsi que tous documents, avis et procédures judiciaires qui pourront être exécutés, donnés ou intentées à la suite des présentes ou ayant un rapport, direct ou indirect, avec la présente convention soient rédigée en anglais.

IN WITNESS WHEREOF, LMGC and Employee have executed this agreement as of the date first above written.

LOYALTY MANAGEMENT GROUP CANADA INC.

By: /s/ Gordon MacDonald
Name: Gordon MacDonald
Title: Senior Director, Human Resources

/s/ John Scullion

Signed, sealed and delivered
in the presence of:

/s/ Teena Falcao
Name of Witness to Employee’s Signature

Street Address

City, Province and Postal Code

EXHIBIT B

“No Filing Due” Statement

CERTIFICATE

I am aware that, as a former executive officer of LoyaltyOne Systems Corporation (the “Company”) during the fiscal year ended December 31, 200      , I must file a Form 5 with the Securities and Exchange Commission within 45 days after the end of the fiscal year, unless I have previously reported all transactions and holdings otherwise reportable on Form 5.

After reviewing my records, I hereby certify to the Company that I am not required to file a Form 5 for the above fiscal year.

Date:

By:

John Scullion